August 20, 2025	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL REPORTS JULY 2025 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for July 2025, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Record client assets under administration grew 10% year-over-year and 1% over the preceding month primarily due to higher equity markets and net asset inflows,” said CEO Paul Shoukry. “Advisor recruiting activity continues to be robust. Clients’ domestic cash sweep and Enhanced Savings Program balances of $54.8 billion declined 2% year-over-year and 1% sequentially. The sequential decline of $400 million reflected quarterly fee billings of approximately $1.7 billion partially offset by net inflows. The investment banking pipeline remains strong.”

Operating Data

	As of			% change from
$ in billions	July 31, 2025	July 31, 2024	June 30, 2025	July 31, 2024	June 30, 2025
Client assets under administration	$1,653.4	$1,504.6	$1,637.1	10%	1%
Private Client Group assets under administration	$1,591.8	$1,444.0	$1,574.2	10%	1%
Private Client Group assets in fee-based accounts	$956.5	$839.4	$943.9	14%	1%
Financial assets under management	$264.3	$234.9	$263.2	13%	—%

Bank loans, net	$49.7	$45.6	$49.8	9%	—%

Clients’ domestic cash sweep and Enhanced Savings Program balances	$54.8	$56.0	$55.2	(2)%	(1)%

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. Total client assets are $1.65 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.